Mail Stop 3561

      October 6, 2005

VIA U.S. MAIL AND FAX 732-556-2242
Mr. Thomas Fitzpatrick
Chief Financial Officer
Centennial Communications Corporation
3349 Route 138
Wall, NJ 07719

	RE:	Centennial Communications Corporation
		Form 10-K for the fiscal year ended May 31, 2005
		Filed August 11, 2005
		File No. 000-19603

Dear Mr. Fitzpatrick:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

   Sincerely,



      Larry Spirgel
      Assistant Director





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Mr. Thomas Fitzpatrick
Centennial Communications Corporation.
September 23, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE